Exhibit 99.1

FOR IMMEDIATE RELEASE
For: Authentidate Holding Corp. Investor Contacts: Robert Schatz Wolfe Axelrod Weinberger Assoc. LLC (212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2012 FOURTH QUARTER

AND YEAR END RESULTS

- Management to conduct conference call on October 10, 2012 at 4:30 pm ET -

BERKELEY HEIGHTS, NJ - September 28, 2012 - Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the fiscal 2012 fourth quarter and year ended June 30, 2012.

Selected highlights for fiscal year 2012 include:

•

Increased revenues for the quarter and fiscal year periods compared to the same periods in the prior year and announced a number of new projects for our Inscrybe® referral management solution and our telehealth products and services.

•

Deployed the supporting infrastructure for our U.S. Department of Veterans Affairs (VA) telehealth project at the designated VA location and completed the test-in phase for our Electronic House Call™ (EHC) telehealth solution. We started shipping EHC units and delivering services to the VA during fiscal 2012 and the VA exercised its first option to extend the term of our contract for home telehealth devices and services. The base contract with the VA also includes three additional one-year options to extend the contract.

•

Improved our ability to respond to emerging market needs in the telehealth space by completing a transaction whereby ExpressMD Solutions, our former joint venture, became a wholly-owned subsidiary and entered into a royalty-free license for the related intellectual property to continue to commercialize and develop the EHC device and related software.

•

Expanded the sales channels for our products and services through our national reseller agreement with SHI International Corp. and our group purchasing program agreement with the Premier healthcare alliance.

•

Strengthened our management and sales teams with the addition of Mr. Sunil Hazaray as Chief Commercial Officer and the addition of sales, customer support and product development resources to better position the company to take advantage of near-term opportunities for our products and services.

•

Completed a $4.0 million secured loan financing in March 2012 with certain accredited investors, including several board members and the company’s executive management team, and a registered direct offering of the company’s securities in October 2011 for net proceeds of approximately $3.64 million.

Following the end of the fiscal year, we announced that the VA had completed the test-in phase for our EHC vital signs monitoring solution and web service and had given its approval for VA facilities throughout the country to order and use these products and services to remotely monitor patients and enhance patient care for veterans in their national Care Coordination Home Telehealth program. We also announced a customer agreement for our Inscrybe hospital discharge solution and the completion of a $3.3 million secured loan financing with certain accredited investors, including certain board and executive team members. In connection with the new secured loan financing, we extended the maturity date of our existing secured notes so they mature at the end of October 2013 with the new notes.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “During the past year we have achieved a number of important milestones and have made strategic investments that we believe have positioned the company for significant future growth and profitability. In the telehealth area we have been focused primarily on our VA project and have worked closely with the VA to complete the implementation and required test-in phases of the project. As we move to the growth stage of the project, we are excited about the opportunity we have to grow our revenues while we help the VA provide the best possible patient care for our veterans. We also completed a transaction to consolidate our telehealth business

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which will enable us to more effectively serve emerging market needs for our products and services, expanded our sales channels and added customers from the commercial market for our telehealth solutions. As the commercial telehealth market develops, we believe our experience with the VA and our ability to combine our telehealth solutions with our referral management and hospital discharge solutions will support our growth. With respect to our other solutions, we have added several new customers for our referral management solution and we continue to focus on increasing the utilization of our services by our existing customers. We have also announced CentraState Healthcare System in New Jersey as a customer for our hospital discharge solution and expect that this will provide us with a reference customer and some additional momentum in this market as healthcare reforms regarding hospital readmissions take effect. We continue to experience increased interest in our products and services as hospitals and other healthcare providers look for ways to automate processes, reduce costs, comply with new regulations and coordinate care for their patients and we are excited about our prospects for fiscal 2013 and beyond.”

Mr. Benjamin concluded, “While the economic environment has been challenging, we have increased revenues for the quarter and fiscal year periods and invested in sales and support resources to position the company for near-term growth. In September 2012, we received net proceeds of approximately $3.25 million from a secured loan transaction which will help to support our growth plans and we extended the maturity date for our existing senior notes through October 2013 which will reduce our cash needs for the year. As we move into our next fiscal year, we believe the pace of our revenue growth will improve significantly due to our recent accomplishments and that we will benefit from government healthcare reforms and industry trends to reduce healthcare costs, shorten hospital stays, reduce hospital readmissions, increase wellness and preventative care programs and improve care coordination for patients. We believe we are in the right market at the right time and that our products and services are well suited to help healthcare organizations meet these emerging market needs. We will update our shareholders as opportunities in our marketplace develop. We hope that you share our excitement about the future for our company.”

Revenues for the quarter ended June 30, 2012 were approximately $1,012,000 compared to $779,000 for the prior year period. These results reflect an increase in revenues from our telehealth products and services, partly offset by lower revenues from our hosted software services due primarily to the acquisition of one of our customers and the related contract expiration. Revenues for the fourth quarter increased approximately 32% compared to the third quarter of fiscal 2012 due to higher revenues from both our telehealth products and services and our hosted software services.

Net loss from continuing and discontinued operations for the quarter ended June 30, 2012 was $2,755,000 or $0.13 per share, compared to $2,062,000, or $0.11 per share, for the prior year period. The increase in net loss for the quarter is due primarily to higher cost of revenues related to the increase in telehealth revenues, higher selling, product development and stock option expenses and the non-cash amortization of acquired licenses and debt discount on the senior secured notes payable.

Revenues for the year ended June 30, 2012 were approximately $3,188,000 compared to $2,936,000 for the prior year period. These results reflect the same trends as the fourth quarter.

Net loss from continuing and discontinued operations for the year ended June 30, 2012 was approximately $8,352,000, or $0.35 per share, compared to $12,555,000, or $0.59 per share, for the prior year period. The net loss for the year reflects the same trends as the fourth quarter. The net loss for the prior year period reflects a loss from discontinued operations, including a non-cash goodwill impairment charge of approximately $5.4 million, offset in part by a gain on the sale of certain non-core assets.

At June 30, 2012, cash, cash equivalents and marketable securities amounted to approximately $2,246,000 and the company had working capital of approximately $4,802,000.

Conference Call Details

Management will host a conference call on Wednesday, October 10, 2012, at 4:30 p.m. ET, to discuss the fourth quarter and fiscal 2012 financial results. The dial-in number for callers in the U.S. is (877) 869-3847 and the dial in number for international callers is 1 (201) 689-8261.

A dial-in replay of the call will be available through October 24, 2012. To access the replay, please dial (877) 660-6853 in the U.S. and 1 (201) 612-7415 internationally, and then enter the conference ID # 400936.

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About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	June 30,
(in thousands, except per share data)	2012	2011

Assets
Current assets
Cash and cash equivalents	$2,036	$1,444
Restricted cash	256	256
Marketable securities	210	980
Accounts receivable, net	645	423
Inventory	4,016	4,569
Prepaid expenses and other current assets	1,286	557

Total current assets	8,449	8,229
Property and equipment, net	917	680
Other assets
Software development costs, net	171	695
Licenses, net	2,196	65
Other assets	1,128	1,166

Total assets	$12,861	$10,835

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,547	$3,198
Deferred revenue	100	92

Total current liabilities	3,647	3,290
Senior secured notes, net of unamortized discount	2,866	—
Long-term deferred revenue	281	140

Total liabilities	6,794	3,430

Commitments and contingencies
Redeemable preferred stock	3,254	2,931
Shareholders’ equity
Common stock, $.001 par value; 100,000 shares authorized, 26,999 and 23,161 shares issued and outstanding on June 30, 2012 and 2011, respectively	27	23
Additional paid-in capital	179,890	172,809
Accumulated deficit	(177,104)	(168,358)

Total shareholders’ equity	2,813	4,474

Total liabilities, redeemable preferred stock and shareholders’ equity	$12,861	$10,835

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Quarterly Information is Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
(in thousands, except per share data)	2012	2011	2012	2011

Revenues
Hosted software services	$669	$708	$2,590	$2,795
Telehealth products and services	343	71	598	141

Total revenues	1,012	779	3,188	2,936
Operating expenses
Cost of revenues	901	487	2,589	1,996
Selling, general and administrative	1,754	1,678	6,359	6,065
Product development	284	212	928	829
Depreciation and amortization	279	342	1,019	1,197

Total operating expenses	3,218	2,719	10,895	10,087

Operating loss	(2,206)	(1,940)	(7,707)	(7,151)
Other (expense) income, net	(549)	—	(645)	365

Loss from continuing operations	(2,755)	(1,940)	(8,352)	(6,786)
Income (loss) from discontinued operations, including loss on disposal in 2011 of $5,405, net	—	(122)	—	(5,769)

Net loss	$(2,755)	$(2,062)	$(8,352)	$(12,555)

Basic and diluted loss per common share
Continuing operations	$(0.13)	$(0.10)	$(0.35)	$(0.32)
Discontinued operations	—	(0.01)	—	(0.27)

Basic and diluted loss per common share	$(0.13)	$(0.11)	$(0.35)	$(0.59)

Comprehensive operations
Net loss	$(2,755)	$(2,062)	$(8,352)	$(12,555)
Foreign currency translation adjustments	—	—	—	8
Reclassification of foreign currency translation loss to discontinued operations	—	—	—	127

Comprehensive loss	$(2,755)	$(2,062)	$(8,352)	$(12,420)

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